                                        EX-99.B(m)invdspa

                WADDELL & REED INVESTED PORTFOLIOS, INC.
                      DISTRIBUTION AND SERVICE PLAN
                           FOR CLASS A SHARES

                             August 22, 2001

This Plan is adopted by Waddell & Reed InvestEd Portfolios, Inc. (the
"Company"), pursuant to Rule 12b-1 under the Investment Company Act of
1940, as amended (the "Act") to provide for payment by the Company of certain expenses in connection with the distribution of the Company's Class
A shares, provision of personal services to the Company's Class A shareholders and the service and maintenance of Class A shareholder accounts. Payments under the Plan are to be made to Waddell & Reed, Inc.
("W&R") which serves as the principal underwriter for the Company under the terms of the Underwriting Agreement pursuant to which it shall offer and sell the Class A shares of each series (each a "Portfolio") of the Company at net asset value.

Distribution Fee and Service Fee

With respect to each Portfolio, the Company is authorized to pay to W&R an amount not to exceed on an annual basis .25 of 1% of a Portfolio's average net assets of the Class A shares as either (1) a "distribution fee" to finance the distribution of that Portfolio's Class A shares, or (2) a
"service fee" to finance shareholder servicing by W&R, its affiliated companies, broker-dealers who may sell Class A shares and other third-
parties to encourage and foster the maintenance of Class A shareholder accounts, or as a combination of the two fees. The amounts shall be payable to W&R daily or at such other intervals as the board of directors may determine to compensate W&R.

NASD Definition

For purposes of this Plan, the distribution fee may be considered as a sales charge that is deducted from the net assets of the Class A shares of each Portfolio and does not include the service fee. The service fee may be considered a payment made by the Company for personal service and/or maintenance of Class A shareholder accounts, provided, however, if the
National Association of Securities Dealers, Inc. ("NASD"), adopts a definition of "service fee" for purposes of Rule 2830 that differs from the definition of service fee as used herein, or if the NASD adopts a related definition intended to define the same concept, the definition of service fee as used herein shall be automatically amended to conform to the NASD definition.

Quarterly Reports

W&R shall provide to the board of directors of the Company, and the board of directors shall review at least quarterly, a written report of the amounts so expended of the distribution fee and/or service fee paid to it under this Plan with respect to the Class A shares of each Portfolio and the purposes for which such expenditures were made.

Approval of Plan

This Plan shall not become effective as to a Portfolio until it has been approved by a vote of the board of directors of the Company and by the directors who are not interested persons of the Company and have no direct or indirect financial interest in the operation of the Plan or any agreement related to this Plan (other than as directors or shareholders of the Company) ("disinterested directors") cast in person at a meeting called for the purposes of voting on such Plan.

Continuance

This Plan shall continue in effect as to each Portfolio for a period of one
(1) year and thereafter from year to year only so long as such continuance is approved by the directors, including the disinterested directors, as specified hereinabove.

Director Continuation

In considering whether to adopt, continue or implement this Plan, the directors shall have a duty to request and evaluate, and W&R shall have a duty to furnish, such information as may be reasonably necessary to make an informed determination of whether this Plan should be adopted, implemented or continued.

Termination

This Plan may be terminated at any time by a vote of a majority of the disinterested directors of the Portfolio or by a vote of the majority of the outstanding Class A shares of a Portfolio, without penalty. On termination, the payment of all distribution and service fees shall cease, and the Company shall have no obligation to W&R to reimburse it for any expenditure it has made or may make to distribute Portfolio Class A shares or to service Class A shareholder accounts.

Amendments

This Plan may not be amended to increase materially the amount to be spent for distribution or services without approval by the Class A shareholders of the affected Portfolio, and all material amendments of this Plan must be approved in the manner prescribed for the adoption of the Plan as provided hereinabove. The distribution and service fees may be reduced by action of the board of directors without shareholder approval.

Directors

While this Plan is in effect, the selection and nomination of the directors who are not interested persons of the Company shall be committed to the discretion of the directors who are not interested persons of the Company.

Records

Copies of this Plan, agreements and reports made pursuant to this Plan shall be preserved as provided in Rule 12b-1(f) under the Act.